UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: February 1, 2006
                        (Date of Earliest Event Reported)

                           CYBER DEFENSE SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)


            Florida                       333-46424               55-0876130
(State or other jurisdiction of    (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)

      10901 Roosevelt Boulevard, Suite 100-D, St. Petersburg, Florida 33716
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (727) 577-0873

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      (d) On January 31, 2006, Mr. Michael Lawson and Mr. Keith Vierela were appointed directors of the Company. Messrs. Lawson and Vierela are the President and Chief Operating Officer, respectively, of Techsphere Systems International, Inc., which was acquired by the Company effective as of September 19, 2005 as reported on a Form 8-K filed September 22, 2005. Messrs. Lawson and Vierela will serve as directors until the Company's next annual meeting of stockholders or until his successors shall have been duly elected. On January 31, 2006, Mr. Vierela was also named Chief Operating Officer of the Company.

Certain biographical information about Messrs. Lawson and Vierela is set forth below.

Michael Lawson. Mr. Lawson has been involved with the international aerospace community for 17 years. In 1989, Mr. Lawson founded Space Marketing, Inc. and acted as CEO, which successfully worked with the NASA and Russian Space Agency on commercialization of space program initiatives. SMI was responsible for creating a national promotion for the Pepsi-Cola Company in a 1990 "Take Flight with Ideas" campaign with NASA. Mr. Lawson also participated in President George Bush's Outreach Program to evaluate the return to the Moon and ultimately a manned landing on Mars. Mr. Lawson was involved with the Lunar Prospector project that landed on the Moon in mid 1997. In 1992, Mr. Lawson's company created two International Space Exhibits, a Space Station Tour with NASA exhibits and a full scale Lunar Habitat. The two exhibits toured 50 cities throughout the United States and Canada and was visited by more than 20 million people between 1992 and 1996. Mr. Lawson was responsible for executing a contract with Pepsi-Cola to film the first commercial in space outside the Mir Space Station. Pepsi and Mr. Lawson's success led to other promotional space campaigns with corporations such as Frito-Lay, Pizza Hut, Kodak, MTV and others. Mr. Lawson was also a principle in a telecommunications between 1996 to 2000 which developed programs to replace Russian satellites. Mr. Lawson has been President and Board Member for Techsphere Systems International for the past three years and directs all of TSI's business development in marketing and sales initiatives in the public and private sectors.

Keith Vierela. Mr. Vierela has over 20 years of experience in advanced technologies and business development. He served as and Avionics Navigation Systems Specialist in the United States Air Force, attached to the 320th Bombardment Wing of the Strategic Air Command in Sacramento, CA. In this role, Mr. Vierela received training on numerous Avionics Systems and Radar Systems such as: Search and Weather Radar and Radar Beacon Systems, Instrument Landing Systems, Tactical Navigation Systems, Radar Altimeters and IFF (Identification, Friend or Foe) Systems. Mr. Vierela was Honorably Discharged in 1986. After serving his country in the United States Air Force, he started his career in telecommunications. He has held positions in engineering, sales, business development and management for leading edge telecommunications equipment and software companies. Mr. Vierela received an FCC Radar Operators License and has been trained as an engineer in Microwave and Satellite Communications as well as voice and data networking. In recent years, he has worked at several successful start-up companies in the Voice over Packet space. His military background, experience in aviation and avionics, wireless communications and next generation switching architectures, has proven very valuable to the team in forming strategies for penetrating government and telecommunications markets for TSI. Mr. Vierela has excellent technical, communications, business and leadership skills and was nominated and elected by the Board of Managers of TSI as COO in December of 2002. In that capacity, Mr. Vierela manages and directs TSI's airship manufacturing, operations and system integration.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CYBER DEFENSE SYSTEMS, INC.

                                        By: /s/ William C. Robinson
                                            -------------------------
                                            William C. Robinson
                                            Chief Executive Officer

Dated: February 1, 2006